Exhibit 99.2

News Release
Sunoco LP and Energy Transfer Announce Redemption of Sunoco Series A Preferred Units and Repurchase of Sunoco Common Units
DALLAS, January 25, 2018 - Sunoco LP (NYSE: SUN) (“Sunoco”) and Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) announced that today Sunoco will redeem all outstanding Series A Preferred Units held by ETE for an aggregate redemption amount of approximately $312.6 million. The redemption amount includes the original consideration of $300 million and a 1% call premium plus accrued and unpaid quarterly distributions. ETE intends to use proceeds from the redemption of the Sunoco Series A Preferred Units to repay amounts outstanding under its revolving credit facility.
Sunoco and Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) also announced today they have entered into a Common Unit Repurchase Agreement, whereby Sunoco will repurchase 17,286,859 Sunoco common units owned by ETP for aggregate cash consideration of approximately $540 million. The repurchase price per common unit is $31.2376, which is equal to the volume weighted average trading price of Sunoco common units on the New York Stock Exchange for the ten trading days ending on January 23, 2018. Sunoco will fund the repurchase with cash on hand and expects to close the transaction on February 7, 2018, after the record date for Sunoco’s fourth quarter 2017 cash distributions. ETP intends to use the proceeds from the sale of the Sunoco common units to repay amounts outstanding under its revolving credit facility.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
About Energy Transfer
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE's family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation assets; and various acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

The information contained in this press release is available on the Sunoco LP website at www.SunocoLP.com and the Energy Transfer website at www.energytransfer.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "opportunity," "value-creating," "designed," "predict," "seek," "ongoing," "increases" or "continue" and variations or similar expressions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in  Annual Reports on Form 10-K filed by SUN, ETE and ETP and other documents filed from time to time with the Securities and Exchange Commission. The partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.
Contacts
Sunoco LP
Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com
Energy Transfer
Investor Relations:
Helen Ryoo, 214-981-0795
or
Lyndsay Hannah, 214-981-0795
or
Brent Ratliff, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820